Exhibit 99.1

       ASTORIA FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER EPS OF $0.38

    QUARTERLY CASH DIVIDEND OF $0.26 PER SHARE DECLARED; 10% STOCK REPURCHASE
                               PROGRAM AUTHORIZED

     LAKE SUCCESS, N.Y., April 19 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $35.8 million, or $0.38 diluted earnings per share ("EPS"), for the quarter ended March 31, 2007, compared to $48.9 million, or $0.49 EPS, for the 2006 first quarter.

     For the quarter ended March 31, 2007, returns on average equity, average tangible equity and average assets were 11.81%, 13.93% and 0.67%, respectively, compared to 14.77%, 17.17% and 0.88%, respectively, for the comparable 2006 period.

     2007 First Quarter Financial Highlights:

     *   Deposits increased $198 million, or 6% annualized

     *   Loan portfolio increased $124 million, or 3% annualized

         * One-to-four family loan portfolio increased $156 million, or 6% annualized

     *   Securities portfolio decreased $252 million, or 19% annualized

     *   Borrowings decreased $440 million, or 26% annualized

     *   Repurchased 1.0 million shares

     Commenting on the first quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "While the operating environment remained difficult during the first quarter, characterized by an inverted yield curve and limited opportunities for profitable asset growth, we continued to increase loans and deposits and reduce securities and borrowings, resulting in an improvement in the quality of both the balance sheet and earnings."

     Board Declares Quarterly Cash Dividend of $0.26 Per Share

     The Board of Directors of the Company, at their April 18, 2007 meeting, declared a quarterly cash dividend of $0.26 per common share. The dividend is payable on June 1, 2007 to shareholders of record as of May 15, 2007. This is the forty-eighth consecutive quarterly cash dividend declared by the Company.

     Eleventh Stock Repurchase Program Continues; Twelfth Stock Repurchase Program Authorized

     During the 2007 first quarter, Astoria repurchased 1.0 million shares of its common stock at an average cost of $28.35 per share. Under the current stock repurchase program, 867,300 shares of the 10 million shares authorized remain available for repurchase.

     Astoria also announced that the Board of Directors of the Company, at their April 18, 2007 meeting, approved its twelfth stock repurchase program which authorizes the purchase of ten million shares, or approximately 10% of its outstanding common stock, in open-market or privately negotiated transactions. Mr. Engelke commented, "The authorization of this new stock repurchase program provides us with continued flexibility in capital management and demonstrates our ongoing commitment to enhancing shareholder value." The newly approved stock repurchase program will commence immediately upon completion of the current program.

     First Quarter 2007 Earnings Summary

     Net interest income for the quarter ended March 31, 2007 totaled $87.5 million compared to $86.9 million for the 2006 fourth quarter and $111.5 million for the 2006 first quarter.

     Astoria's net interest margin for the quarter ended March 31, 2007 increased two basis points on a linked quarter basis and declined thirty-nine basis points from the comparable period a year ago to 1.71%. The linked quarter increase was due primarily to the impact of two less days of interest expense in the 2007 first quarter, or approximately eight basis points, partially offset by the 2006 fourth quarter margin benefit of four basis points attributable to a $2.0 million prepayment penalty from a single CRE loan. The year over year decline in the net interest margin was primarily due to the cost of liabilities rising more rapidly than the yield on earning assets.

     Non-interest income for the quarter ended March 31, 2007 totaled $22.6 million compared to $18.9 million for the 2006 first quarter. The increase is due primarily to a $5.5 million, pre-tax, charge incurred in the 2006 first quarter for the termination of interest rate swap agreements, partially offset by lower customer service fees and mortgage banking income, net, in the 2007 first quarter.

     The components of mortgage banking income, net, which is included in non-interest income, are detailed below:

     (Dollars in millions)                    1Q07       1Q06
     -----------------------------          --------    -------
     Loan servicing fees                    $    1.0    $   1.2
     Amortization of MSR*                       (0.9)      (1.0)
     MSR* valuation adjustments                  0.1        0.7
     Net gain on sale of loans                   0.4        0.6
     Mortgage banking income, net           $    0.6    $   1.5

     * Mortgage servicing rights

     General and administrative expense ("G&A") for the quarter ended March 31, 2007 totaled $57.1 million compared to $57.0 million for the 2006 fourth quarter and $56.3 million for the 2006 first quarter. The year over year increase is due primarily to a 2.7% increase in compensation and benefits expense.

     Balance Sheet Summary

     For the 2007 first quarter, total loans increased $124.0 million to $15.1 billion at March 31, 2007. Total loan production for the 2007 first quarter was $896.0 million compared to $750.4 million for the comparable 2006 period. The loan pipeline at March 31, 2007 totaled $1.4 billion, an increase of $332 million from December 31, 2006.

     For the 2007 first quarter, the one-to-four family mortgage loan portfolio increased $156.2 million, or 6% annualized, and totaled $10.4 billion at March 31, 2007. One-to-four family loan originations and purchases totaled $760.0 million for the 2007 first quarter compared to $522.0 million in the year-ago first quarter. Of the 2007 first quarter production, 73% consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

   For the 2007 first quarter, the multi-family and CRE loan portfolio increased slightly and totaled $4.1 billion at March 31, 2007. Multi- family/CRE loan originations totaled $134.0 million for the 2007 first quarter compared to $217.4 million for the comparable 2006 period. The average loan-to-value ("LTV") ratio of the combined multi-family and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

     At March 31, 2007, non-performing loans totaled $67.9 million, or 0.32% of total assets, compared to $59.4 million, or 0.28% of total assets, at December 31, 2006. Net loan recoveries for the quarter ended March 31, 2007 totaled $155,000 compared to net loan recoveries of $12,000 for the 2006 fourth quarter. The increase in non-performing loans was due primarily to a $7.2 million increase in one-to-four family non-performing loans. As of March 31, 2007, one-to-four family non-performing loans totaled $48.4 million and multi-family/CRE non-performing loans totaled $17.7 million. The ratio of the allowance for loan losses to non-performing loans at March 31, 2007 was 118%.

     Deposits increased $198.0 million for the 2007 first quarter, or 6% on an annualized basis, and total $13.4 billion at March 31, 2007.

     Due to the continued yield curve inversion and lower spread availability, we continued to reduce non-core business activities during the 2007 first quarter. Total securities declined $252.0 million, or 19% annualized, to $5.1 billion, representing 24% of total assets at March 31, 2007. Borrowings declined in the 2007 first quarter by $439.8 million, or 26% annualized, to $6.4 billion, representing 30% of total assets at March 31, 2007. Total assets declined $160.7 million from December 31, 2006 to $21.4 billion at March 31, 2007.

     Key balance sheet highlights, reflecting the improvement in the quality of the Company's balance sheet since December 31, 1999, follow:

                                                                                          % Change
                                                                                          12/31/99-
(Dollars in millions)   12/31/99   12/31/01   12/31/03   12/31/05   12/31/06    3/31/07    3/31/07
---------------------   --------   --------   --------   --------   --------   --------   ---------
Assets                  $ 22,700   $ 22,672   $ 22,462   $ 22,380   $ 21,555   $ 21,394         - 6%
Loans                   $ 10,286   $ 12,167   $ 12,687   $ 14,392   $ 14,972   $ 15,096        + 47%
Securities              $ 10,763   $  8,013   $  8,448   $  6,572   $  5,340   $  5,088        - 53%
Deposits                $  9,555   $ 10,904   $ 11,187   $ 12,810   $ 13,224   $ 13,422        + 40%
Borrowings              $ 11,528   $  9,826   $  9,632   $  7,938   $  6,836   $  6,396        - 45%

     The following table illustrates this improvement on an outstanding per share basis:

Amount per share        12/31/99   12/31/01   12/31/03   12/31/05   12/31/06    3/31/07   % Change      CAGR
---------------------   --------   --------   --------   --------   --------   --------   --------    --------
Loans                   $  66.28   $  89.36   $ 107.51   $ 137.11   $ 152.44   $ 154.86        134%         12%
Deposits                $  61.57   $  80.09   $  94.80   $ 122.04   $ 134.65   $ 137.69        124%         12%

     Stockholders' equity was $1.2 billion, or 5.69% of total assets, at March 31, 2007. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.88%, 6.88% and 12.66%, respectively, at March 31, 2007.

     Future Outlook

     Commenting on the outlook for 2007, Mr. Engelke stated, "The interest rate environment continues to remain very challenging, characterized by a prolonged inversion of the yield curve. We continue to expect a gradual flattening of the yield curve to occur during the latter half of 2007 and into 2008 and a relatively stable net interest margin for 2007, similar to the adjusted 2007 first quarter margin, or approximately 1.63%. We will, therefore, maintain our strategy of reducing the securities portfolio while we emphasize deposit and loan growth, all of which will continue to improve the quality of both the balance sheet and earnings. We will also focus on the repurchase of our stock as a very desirable use of capital, maintaining the Company's tangible capital levels at or near 4.75%. This strategy should better position us to take advantage of more profitable asset growth opportunities when the yield curve steepens."

     Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $21.4 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.4 billion and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-six states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-three states and the District of Columbia.

     Earnings Conference Call April 19, 2007 at 3:30 p.m. (ET)

     The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, April 19, 2007 at 3:30 p.m.
(ET). The toll-free dial-in number is (800) 967-7140.

     A telephone replay will be available on April 19, 2007 from 7:00 p.m. (ET) through April 27, 2007, 11:59 p.m. (ET). The replay number is (888) 203-1112, passcode: 8144008. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

     Forward Looking Statements

     This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

     Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non- occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
                                                    At              At
                                                 March 31,      December 31,
                                                   2007            2006
                                               -------------   -------------
ASSETS
Cash and due from banks                        $     140,809   $     134,016
Repurchase agreements                                 23,187          71,694
Securities available-for-sale                      1,494,791       1,560,325
Securities held-to-maturity
  (fair value of $3,516,966 and
   $3,681,514, respectively)                       3,592,936       3,779,356
Federal Home Loan Bank of New York
 stock, at cost                                      147,625         153,640
Loans held-for-sale, net                              26,549          16,542
Loans receivable:
  Mortgage loans, net                             14,679,590      14,532,503
  Consumer and other loans, net                      416,114         439,188
                                                  15,095,704      14,971,691
  Allowance for loan losses                          (80,097)        (79,942)
  Total loans receivable, net                     15,015,607      14,891,749
Mortgage servicing rights, net                        15,434          15,944
Accrued interest receivable                           77,556          78,761
Premises and equipment, net                          144,216         145,231
Goodwill                                             185,151         185,151
Bank owned life insurance                            389,646         385,952
Other assets                                         140,360         136,158

TOTAL ASSETS                                   $  21,393,867   $  21,554,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                     $  13,422,006   $  13,224,024
  Reverse repurchase agreements                    4,180,000       4,480,000
  Federal Home Loan Bank of New York
   advances                                        1,800,000       1,940,000
  Other borrowings, net                              416,172         416,002
  Mortgage escrow funds                              172,988         132,080
  Accrued expenses and other
   liabilities                                       185,027         146,659

TOTAL LIABILITIES                                 20,176,193      20,338,765

Stockholders' equity:
  Preferred stock, $1.00 par value;
   (5,000,000 shares authorized;
    none issued and outstanding)                           -               -
  Common stock, $.01 par value;
   (200,000,000 shares authorized;
   166,494,888 shares issued; and
   97,477,001 and 98,211,827
   shares outstanding, respectively)                   1,665           1,665
  Additional paid-in capital                         834,514         828,940
  Retained earnings                                1,867,104       1,856,528
  Treasury stock (69,017,887 and
   68,283,061 shares, at cost,
   respectively)                                  (1,413,433)     (1,390,495)
  Accumulated other comprehensive loss               (49,956)        (58,330)
  Unallocated common stock held by
   ESOP
    (6,064,835 and 6,155,918 shares,
     respectively)                                   (22,220)        (22,554)

TOTAL STOCKHOLDERS' EQUITY                         1,217,674       1,215,754

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                        $  21,393,867   $  21,554,519

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

                                                For the Three Months Ended
                                                         March 31,
                                               -----------------------------
                                                   2007             2006
                                               -------------   -------------
Interest income:
   Mortgage loans:
      One-to-four family                       $     136,516   $     124,885
      Multi-family, commercial real
       estate and construction                        64,670          62,259
   Consumer and other loans                            8,194           8,847
   Mortgage-backed and other securities               59,015          71,895
   Federal funds sold and repurchase
    agreements                                           976           1,643
   Federal Home Loan Bank of New York stock            2,598           1,689
Total interest income                                271,969         271,218
Interest expense:
   Deposits                                          110,358          82,705
   Borrowings                                         74,084          76,967
Total interest expense                               184,442         159,672

Net interest income                                   87,527         111,546
Provision for loan losses                                  -               -
Net interest income after provision for
 loan losses                                          87,527         111,546
Non-interest income:
   Customer service fees                              15,169          16,598
   Other loan fees                                     1,218             810
   Mortgage banking income, net                          616           1,482
   Income from bank owned life insurance               4,203           4,075
   Other                                               1,391          (4,068)
Total non-interest income                             22,597          18,897
Non-interest expense:
   General and administrative:
      Compensation and benefits                       31,124          30,311
      Occupancy, equipment and systems                16,521          16,808
      Federal deposit insurance premiums                 407             434
      Advertising                                      1,915           1,927
      Other                                            7,153           6,829
Total non-interest expense                            57,120          56,309

Income before income tax expense                      53,004          74,134
Income tax expense                                    17,227          25,200

Net income                                     $      35,777   $      48,934

Basic earnings per common share                $        0.39   $        0.50

Diluted earnings per common share              $        0.38   $        0.49

Basic weighted average common shares              91,423,546      97,306,058
Diluted weighted average common and
 common equivalent shares                         93,565,256      99,899,188

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                       At or For the
                                                     Three Months Ended
                                                         March 31,
                                               -----------------------------
                                                   2007             2006
                                               -------------   -------------
Selected Returns and Financial Ratios
 (annualized)
    Return on average stockholders' equity             11.81%          14.77%
     Return on average tangible
      stockholders' equity (1)                         13.93           17.17
    Return on average assets                            0.67            0.88
    General and administrative expense
     to average assets                                  1.07            1.01
    Efficiency ratio (2)                               51.87           43.17
    Net interest rate spread (3)                        1.60            2.01
    Net interest margin (4)                             1.71            2.10

Selected Non-GAAP Returns and Financial
 Ratios (annualized) (5)
    Non-GAAP return on average
     stockholders' equity                              11.81%          15.86%
    Non-GAAP return on average tangible
     stockholders' equity (1)                          13.93           18.44
    Non-GAAP return on average assets                   0.67            0.95
    Non-GAAP efficiency ratio (2)                      51.87           41.43

Asset Quality Data (dollars in thousands)
    Non-performing loans/total loans                    0.45%           0.34%
    Non-performing loans/total assets                   0.32            0.23
    Non-performing assets/total assets                  0.32            0.23
    Allowance for loan losses/non-performing
     loans                                            117.90          162.13
    Allowance for loan losses/non-accrual
     loans                                            118.72          162.47
    Allowance for loan losses/total loans               0.53            0.56
    Net charge-offs to average loans
     outstanding (annualized)                           0.00            0.00

    Non-performing assets                      $      68,397   $      51,250
    Non-performing loans                              67,939          50,048
    Loans 90 days past maturity but
     still accruing interest                             473             104
    Non-accrual loans                                 67,466          49,944
    Net (recoveries) charge-offs                        (155)             16

Capital Ratios (Astoria Federal)
    Tangible                                            6.88%           6.19%
    Core                                                6.88            6.19
    Risk-based                                         12.66           11.75

Other Data
  Cash dividends paid per common share         $        0.26   $        0.24
  Dividend payout ratio                                68.42%          48.98%
  Book value per share (6)                     $       13.32   $       13.57
  Tangible book value per share (7)            $       11.30   $       11.65
  Tangible stockholders'
   equity/tangible assets (1) (8)                       4.87%           5.10%
  Mortgage loans serviced for others
   (in thousands)                              $   1,334,523   $   1,464,700
  Full time equivalent employees                       1,612           1,631

(1) Tangible stockholders' equity represents stockholders' equity less goodwill.

(2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average interest-earning assets.

(5) The information presented for 2006 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP. The 2006 information excludes the $3.6 million, after tax, ($5.5 million, before tax) charge for the termination of our interest rate swap agreements recorded in the 2006 first quarter. See page 10 for a reconciliation of GAAP net income to non-GAAP earnings for the three months ended March 31, 2006.

(6) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.

(7) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.

(8)  Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

                                             For the Three Months Ended March 31,
                                                             2007
                                         ---------------------------------------------
                                                                            Average
                                                                            Yield/
                                            Average                          Cost
                                            Balance         Interest     (Annualized)
                                         -------------   -------------   -------------
Assets:
  Interest-earning assets:
     Mortgage loans (1):
        One-to-four family               $  10,386,038   $     136,516            5.26%
        Multi-family, commercial
         real estate and
         construction                        4,228,924          64,670            6.12
     Consumer and other loans (1)              430,961           8,194            7.61
     Total loans                            15,045,923         209,380            5.57
     Mortgage-backed and other
      securities (2)                         5,230,750          59,015            4.51
     Federal funds sold and
      repurchase agreements                     74,480             976            5.24
     Federal Home Loan Bank stock              148,670           2,598            6.99
  Total interest-earning assets             20,499,823         271,969            5.31
  Goodwill                                     185,151
  Other non-interest-earning assets            759,771
Total assets                             $  21,444,745

Liabilities and stockholders'
 equity:
  Interest-bearing liabilities:
     Savings                             $   2,099,668           2,087            0.40
     Money market                              421,912           1,037            0.98
     NOW and demand deposit                  1,464,753             211            0.06
     Liquid certificates of deposit          1,524,410          18,536            4.86
     Total core deposits                     5,510,743          21,871            1.59
     Certificates of deposit                 7,699,828          88,487            4.60
     Total deposits                         13,210,571         110,358            3.34
     Borrowings                              6,685,759          74,084            4.43
  Total interest-bearing
   liabilities                              19,896,330         184,442            3.71
  Non-interest-bearing liabilities             336,204
Total liabilities                           20,232,534
Stockholders' equity                         1,212,211
Total liabilities and
 stockholders' equity                    $  21,444,745

Net interest income/net interest
  rate spread                                            $      87,527            1.60%
Net interest-earning assets/net
  interest margin                        $     603,493                            1.71%
Ratio of interest-earning assets
  to interest-bearing liabilities                 1.03x

                                             For the Three Months Ended March 31,
                                                             2006
                                         ---------------------------------------------
                                                                            Average
                                                                            Yield/
                                            Average                          Cost
                                            Balance         Interest     (Annualized)
                                         -------------   -------------   -------------
Assets:
  Interest-earning assets:
     Mortgage loans (1):
        One-to-four family               $   9,890,392   $     124,885            5.05%
        Multi-family, commercial
         real estate and construction        4,091,568          62,259            6.09
     Consumer and other loans (1)              506,184           8,847            6.99
     Total loans                            14,488,144         195,991            5.41
     Mortgage-backed and other
      securities (2)                         6,428,383          71,895            4.47
     Federal funds sold and
      repurchase agreements                    150,950           1,643            4.35
     Federal Home Loan Bank stock              138,804           1,689            4.87
  Total interest-earning assets             21,206,281         271,218            5.12
  Goodwill                                     185,151
  Other non-interest-earning assets            807,781
Total assets                             $  22,199,213

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
     Savings                             $   2,468,120           2,450            0.40
     Money market                              620,969           1,473            0.95
     NOW and demand deposit                  1,516,024             220            0.06
     Liquid certificates of deposit            729,669           7,055            3.87
     Total core deposits                     5,334,782          11,198            0.84
     Certificates of deposit                 7,550,703          71,507            3.79
     Total deposits                         12,885,485          82,705            2.57
     Borrowings                              7,653,012          76,967            4.02
  Total interest-bearing
   liabilities                              20,538,497         159,672            3.11
  Non-interest-bearing liabilities             335,757
Total liabilities                           20,874,254
Stockholders' equity                         1,324,959
Total liabilities and
 stockholders' equity                    $  22,199,213

Net interest income/net interest
  rate spread                                            $     111,546            2.01%
Net interest-earning assets/net
  interest margin                        $     667,784                            2.10%
Ratio of interest-earning assets
  to interest-bearing liabilities                 1.03x

(1) Mortgage loans and consumer and other loans include loans held-for- sale and non-performing loans and exclude the allowance for loan losses.

(2)  Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

                               At March 31,                 At December 31,                  At March 31,
                                  2007                           2006                           2006
                       ---------------------------    ---------------------------    ---------------------------
                                        Weighted                       Weighted                       Weighted
                                        Average                        Average                        Average
                         Balance        Rate(1)         Balance        Rate(1)         Balance        Rate(1)
                       ------------   ------------    ------------   ------------    ------------   ------------
Selected interest-
 earning assets:
 Mortgage loans,
  gross (2):
  One-to-four
   family              $ 10,370,347           5.51%   $ 10,214,146           5.48%   $  9,846,475           5.25%
  Multi-family,
  commercial
  real estate and
  construction            4,216,228           5.94       4,227,931           5.96       4,163,563           5.91
 Mortgage-backed
  and other
  securities (3)          5,087,727           4.34       5,339,681           4.35       6,227,251           4.34

Interest-bearing
 liabilities:
 Savings                  2,084,922           0.40       2,129,416           0.40       2,438,090           0.40
 Money market               411,337           1.00         435,657           0.98         598,766           0.97
 NOW and demand
  deposit                 1,527,864           0.06       1,496,986           0.06       1,562,612           0.06
 Liquid certifi-
  cates of deposit        1,624,660           4.93       1,447,462           4.88         843,131           4.09
 Total core
  deposits                5,648,783           1.65       5,509,521           1.53       5,442,599           0.94
 Certificates of
  deposit                 7,773,223           4.71       7,714,503           4.62       7,546,339           3.92
 Total deposits          13,422,006           3.42      13,224,024           3.33      12,988,938           2.67
 Borrowings, net          6,396,172           4.47       6,836,002           4.45       7,594,475           4.13

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2) Mortgage loans exclude loans held-for-sale and include non-performing loans.

(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

RECONCILIATION OF 2006 GAAP NET INCOME TO NON-GAAP EARNINGS
(In Thousands, Except Per Share Data)

                                                   For the Three Months Ended
                                                         March 31, 2006
                                         ----------------------------------------------
                                             GAAP        Adjustments(4)     Non-GAAP
                                         -------------   --------------   -------------
Net interest income after provision
 for loan losses                         $     111,546                -   $     111,546
Non-interest income                             18,897            5,456          24,353
Non-interest expense                            56,309                -          56,309
Income before income tax expense                74,134            5,456          79,590
Income tax expense                              25,200            1,855          27,055
Net income                               $      48,934   $        3,601   $      52,535

Basic earnings per common share          $        0.50   $         0.04   $        0.54
Diluted earnings per common share        $        0.49   $         0.04   $        0.53

(4) Adjustments relate to the $5.5 million charge for the termination of our interest rate swap agreements and the related tax effects.

SOURCE  Astoria Financial Corporation
     -0-                             04/19/2007
     /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com/
     /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
     /Web site:  http://ir.astoriafederal.com /
     (AF)